Filed Pursuant to Rule 424(b)(5)

File Nos. 333-269608

AMENDMENT NO. 1 TO

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 9, 2023)

14,072,615 Shares of Common Stock

Warrants to Purchase up to 14,072,615 Shares of Common Stock

and

the Shares of Common Stock underlying the Warrants

This Amendment No. 1 to Prospectus Supplement (the “Amendment”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus supplement previously filed with the Securities and Exchange Commission on February 16, 2023 (the “Prospectus Supplement”) and an accompanying prospectus forming part of the “shelf” registration statement on Form S-3 (Registration No. 333-269608), including a base prospectus, previously filed with the SEC on February 7, 2023 and declared effective by the SEC on February 9, 2023. The Prospectus Supplement relates to the offer and sale of 14,072,615 shares of our common stock, par value $0.0001 per share (the “common stock”), and warrants to purchase up to 14,072,615 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of those warrants). Each share of common stock sold in the offering was accompanied by a warrant to purchase one share of our common stock at an exercise price of $4.2636 per share. Each share of common stock and the accompanying warrant was sold at a combined offering price of $3.5530. Subject to certain ownership limitations, the warrants were immediately exercisable, and the warrants had an expiration date two years after the initial issuance date. The shares of common stock and the warrants were issued separately. We refer to the shares of common stock and the accompanying warrants, including the underlying shares of common stock, issued in that offering, collectively, as the “securities.”

This Amendment is not complete without and may not be delivered or used except in connection with, the Prospectus Supplement and all other amendments thereto.

The information contained in this Amendment modifies and supersedes, in part, the information in the Prospectus Supplement. Any information that is modified or superseded in the Prospectus Supplement shall not be deemed to constitute a part of the Prospectus Supplement, except as modified or superseded by this Amendment.

We may amend or supplement the Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus Supplement and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page S-7 of the Prospectus Supplement and on page 5 of the accompanying base prospectus, as well as the information under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, the information under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2023, and under similar headings in the other documents incorporated by reference into this prospectus supplement and the accompanying base prospectus for a discussion of the factors you should carefully consider before investing in our common stock.

FORWARD-LOOKING

STATEMENTS

You should carefully consider the risk factors set forth here in this Amendment and in the Prospectus Supplement, as well as the other information contained in this Amendment and the Prospectus Supplement. This Amendment and the Prospectus Supplement contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus Supplement and the documents incorporated by reference therein identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this Amendment and the Prospectus Supplement.

WARRANT AMENDMENT

On July 25, 2023, the Company reduced the exercise price for all of the outstanding warrants issued by the Company on February 17, 2023 pursuant to the Prospectus Supplement from $4.2636 per share to $3.2946 per share (the “Reduced Exercise Price”). In addition, the expiration date for the warrants was extended to July 24, 2026. As of July 25, 2023, 14,072,615 warrants were outstanding. As a result of the Reduced Exercise Price, the aggregate net proceeds that the Company may receive from the exercise of the Warrants (assuming all Warrants are exercised in cash) will decrease from approximately $60.0 million to approximately $46.4 million.

Other than the reduction in the per share exercise price and extension of the expiration date for the warrants, all other terms and provisions of the warrants remain unchanged.

Amendment No. 1 to Prospectus Supplement

Dated July 25, 2023